Exhibit 99.1


                                Filed by Fleetwood Enterprises, Inc. pursuant
                                 to Rule 425 under the Securities Act of 1933 and Rule 13e-4 under the Securities Exchange
                                       Act of 1934 Subject Company: Fleetwood
                                            Enterprises, Inc. Commission File
                                                                 No. 001-7699

              FLEETWOOD ANNOUNCES PLANS FOR EXCHANGE OFFER FOR
                       CONVERTIBLE DEBENTURES

Riverside, Calif., October 21, 2008 - Fleetwood Enterprises, Inc. (NYSE: FLE) today announced its intention to make an exchange offer for its $100 million principal amount of 5% Convertible Senior Subordinated Debentures due 2023. Holders of the existing debentures currently have the right to put them to Fleetwood at par on December 15, 2008. Fleetwood intends to file a registration statement, a tender offer statement, and other related documents with the Securities and Exchange Commission (SEC) in connection with its proposed offer to exchange new senior secured notes and shares of its common stock for the outstanding debentures. Fleetwood continues to hold discussions with certain holders of debentures and also with its lending syndicate regarding the relative rights of its senior lenders and the holders of the securities it plans to issue in the exchange offer, but anticipates commencing the exchange offer on or around October 27, 2008.

Fleetwood anticipates that the new notes will be senior securities, will be guaranteed by certain of its subsidiaries, and will be secured, in part, by some of its real property. Fleetwood also anticipates that interest on the new notes will be payable part in cash and part in kind, and that the new notes will not be convertible into Fleetwood's common stock. The shares of its common stock issuable in the exchange offer will be registered and freely tradable. The amount of shares issuable in the contemplated exchange would be dependent on our stock price but would be capped so as not to exceed 20 percent of our currently outstanding common stock, which would require a shareholder vote under NYSE rules. The existing debentures are subordinated to Fleetwood's senior debt, are not guaranteed by any of Fleetwood's subsidiaries and are not secured by any of Fleetwood's assets.

The purpose of the exchange offer is to offer holders of the existing debentures new senior secured notes that will 1) provide an increase in yield, 2) be subordinated in right of payment only to the Company's secured bank lenders, 3) benefit from subsidiary guarantees, and 4) be secured by certain of the Company's real property. Fleetwood anticipates that a successful exchange offer would benefit all of its constituencies while significantly reducing its short-term obligation to repurchase the existing debentures in difficult financial and operating circumstances.

The launch of the exchange offer is subject to bank consent. The consummation of any exchange offer will be subject to the satisfaction or waiver of several conditions, including 1) a declaration from the SEC that the registration statement that Fleetwood expects to file in the near future is effective and 2) the valid tender, without withdrawal, of a minimum amount of the existing notes. Fleetwood expects that the exchange offer will be completed approximately 23 business days after the exchange offer is launched, assuming the conditions to the exchange offer have been met.

This news release does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale of these securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Noteholders are strongly advised to read the registration statement, tender offer statement, and other related documents when they are filed with the SEC because these documents contain important information. Stockholders and noteholders may obtain a free copy of these documents when they become available from Fleetwood or at the SEC's website, www.sec.gov.

Noteholders also may obtain copies of the exchange offer materials when they become available from MacKenzie Partners, the information agent for the exchange offer, at 800-322-2885.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, California, is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in both the manufactured housing and the recreational vehicle markets; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, the availability of financing in general, and other factors that can have a negative impact on consumer confidence, which may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; the effect on our sales of aggressive discounting by competitors; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; our ability to meet the repayment terms of our outstanding convertible debt instruments, including the 5% convertible senior subordinated debentures; potential dilution associated with equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions, including actions resulting from products we receive from our suppliers; and the highly competitive nature of our industries.
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